EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2007, except for the effects of the restatement discussed in Note 1 for which the date is September 24, 2007, accompanying the consolidated financial statements included in this annual report of Titan Energy Worldwide, Inc. on Form 10-KSB for the year ended December 31, 2006. We hereby consent to incorporation by reference of said report in the Registration Statement of Titan Energy Worldwide, Inc. (f/k/a Safe Travel Care, Inc.) on Form S-8 (File No. 333-138481) and in this Form 10K-SB.

/s/ GRUBER & COMPANY LLC

Lake St. Louis, Missouri
March 31, 2008